Exhibit 99.2

Venaxis Advances Pivotal U.S. Study and Accelerates European Market Development
for APPY1 Blood-based Appendicitis Test

Quarterly Update Conference Call and Webcast Today at 4:30 p.m. ET

CASTLE ROCK, Colo., March 26, 2012 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company focused on obtaining FDA clearance and commercializing its rapid, protein biomarker-based appendicitis test, APPY1, today provided an update on its clinical and commercial activities.  The Company continues to enroll patients into its ongoing pivotal U.S. clinical study of APPY1, as well as make strong progress on its European market development initiatives.

Steve Lundy, Chief Executive Officer of Venaxis, commented, “We identified a number of significant milestones for 2013 and during the recent months have begun achieving them, including initiation of our pivotal study for APPY1, which we anticipate, upon completion, will support filing for regulatory clearance with the FDA.  We also obtained CE Marking for APPY1, and we commenced an initial launch of the product for market development purposes in Europe.  As we expected, 2013 has been characterized so far by continued progress on these critical initiatives.  We are encouraged by our successful execution to date and we plan to remain focused and diligent so that we can reach the important milestones to come.”

Enrollment into the APPY1 pivotal U.S. clinical study is expected to continue across the 28 participating hospital sites throughout much of 2013.  Based on current projections, the Company anticipates completing the study and potentially filing with the FDA for regulatory clearance of APPY1 by year end 2013.

Following CE Marking of APPY1 in January, Venaxis successfully executed market development agreements with MOSS S.p.A., which is based near Milan, to cover Italy; Istanbul-based SAVAS Medikal Inc. to cover hospitals in Turkey; and Netherlands-based EMELCA Bioscience, covering hospitals in the Benelux countries.  Pursuant to these agreements, strategic market development activities have commenced those regions and Venaxis anticipates announcing additional agreements in the near term that cover the additional targeted EU territories.

The Company also strengthened its balance sheet with an underwritten public offering in late 2012, for which Venaxis received approximately $4.7 million in total gross proceeds, including full exercise of the underwriter’s over-allotment option.  The Company ended the year with $12.1 million in cash, cash equivalents and short-term investments, which Venaxis believes is sufficient to complete the ongoing U.S. pivotal trial, as well as advance the market development activities in Europe.

Mr. Lundy concluded, “We have emerged successfully from 2012 as a pure-play in vitro diagnostics company with sufficient capital to advance our new and innovative diagnostic product that we believe fulfills an important need in the emergency care market.  As study enrollment continues to ramp in the U.S. and we continue to gain traction and gather market intelligence in Europe, we look forward to providing timely updates on our key achievements.”

Conference Call Information

The Company has scheduled its quarterly conference call and webcast for today, March 26, 2013, at 4:30 p.m. ET.  Interested participants and investors may access the conference call by dialing 1-800-860-2442 (U.S.), 1-866-605-3852 (Canada) or 1-412-858-4600 (international).  A live audio webcast will be accessible via the Investor Relations section of the Venaxis web site, ir.venaxis.com.

A telephonic replay of the call will be available for 30 days beginning at 8:00 p.m. ET on March 26, 2013.  Access numbers for this replay are 1-877-344-7529 (U.S./Canada) and 1-412-317-0088 (international); conference ID: 10026445.  The webcast replay will remain available in the Investors Relations section of the Venaxis web site for 30 days.

About Venaxis, Inc.
Venaxis, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its rapid, protein biomarker-based appendicitis test, APPY1.  This unique appendicitis test has projected high sensitivity and negative predictive value and is being developed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is CE Marked in Europe and is being developed in the U.S. initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  While FDA clearance is being sought, an initial launch for APPY1 is ongoing in select European territories.  For more information, visit www.venaxis.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for APPY1 required for FDA submission, obtain FDA clearance or approval, maintain CE Marking, cost effectively manufacture and generate revenues from APPY1 at a profitable price point, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-K for the year ended December 31, 2012, filed on March 26, 2013.

For Investors and Media:
Tiberend Strategic Advisors, Inc.
Joshua Drumm, PhD
jdrumm@tiberend.com; (212) 375-2664
Jason Rando
jrando@tiberend.com; (212) 375-2665